EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2020 Fourth Quarter and Year-End Results

Fiscal Fourth Quarter 2020 Highlights

•	Net Sales of $725.1 Million Down 17.9% YoY; Down 18.4% on an Organic Basis

•	EPS of $0.77; Non-GAAP Adjusted EPS of $0.80

•	Operating Cash Flow of $127.1 Million; Free Cash Flow of $123.2 Million

Fiscal Full-Year 2020 Highlights

•	Net Sales of $3.2 Billion Down 6.5% YoY; Down 9.4% on an Organic Daily Basis

•	EPS of $0.62; Non-GAAP Adjusted EPS of $3.81

•	Operating Cash Flow of $296.7 Million; Free Cash Flow of $276.6 Million

CLEVELAND, OHIO (August 12, 2020) - Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2020 fourth quarter and full year ended June 30, 2020.

Net sales for the quarter decreased 17.9% to $725.1 million from $882.7 million in the prior year. The change in sales includes a 1.5% increase from acquisitions, partially offset by an approximate 1% negative impact from foreign currency translation. Excluding these factors, sales decreased 18.4% on an organic basis reflecting a 21.1% decline in the Service Center segment and an 11.8% decline in the Fluid Power & Flow Control segment. The Company reported net income of $30.0 million, or $0.77 per share. Results include non-routine costs of $1.5 million pre-tax ($0.03 per share) associated with restructuring and cost actions in response to the demand environment. Excluding these costs, the Company reported non-GAAP adjusted net income of $31.1 million, or $0.80 per share.

For the twelve months ended June 30, 2020, sales were $3.2 billion, a decrease of 6.5% compared with $3.5 billion last year, or down 9.4% on an organic daily basis. Net income was $24.0 million or $0.62 per share on a reported basis. Non-GAAP adjusted net income was $148.7 million, or $3.81 per share.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented “I want to thank our associates for their strong effort and support throughout fiscal 2020 including the exceptional response in recent months to the ongoing COVID-19 pandemic. We have adapted well with all of our locations fully operational and playing a vital role in keeping essential industries productive, while understanding our requirements during this slower demand environment. This resiliency was apparent during the quarter with decremental margins on adjusted operating income in the mid-teens despite a high-teen sales decline, as well as strong cash generation further enhancing our balance sheet and flexibility as we enter fiscal 2021.”

Mr. Schrimsher added, “As expected, demand was challenging throughout the quarter as customers in many of our core manufacturing end markets idled or reduced production capacity and facility utilization in response to the pandemic. Underlying trends remain subdued but are firming slightly into our fiscal 2021 first quarter with organic sales down mid-teens year-over-year through early August. While we believe the worst is behind us, visibility is limited and we expect a slow pace near term as customers gradually bring facilities back online and conservatively manage operations against a still fluid pandemic and macro outlook.”

“Going forward, we will remain prudent and have reinforced recent cost actions, though with an offensive approach in mind as we position for the recovery and execute strategic initiatives aimed at optimizing our growth in coming years. We remain committed to our long-term financial targets of $4.5 billion in sales and 11% EBITDA margins. While the timing of these goals is dependent on the industrial cycle trajectory, I believe Applied’s long-term growth and margin potential have never been stronger as our leading technical MRO position, service capabilities, and strategic direction further entrench our value across critical motion, power, and control infrastructure, as well as next generation industrial solutions.”

Fiscal 2021 Outlook
Due to ongoing uncertainty from the COVID-19 pandemic, the Company is refraining from providing formal financial guidance for the full-year fiscal 2021 until it further assesses the direction of industrial activity. Near term, assuming underlying demand remains stable with July and early August levels, first quarter sales are expected to decline 17% to 18% year-over-year on an organic basis. In addition, the Company has extended previously announced cost measures into early fiscal 2021. The majority of these actions remain temporary and will be reevaluated as the year progresses alongside growth requirements.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 12, 2020. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 6441297. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 6441297.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "expect," “believe,” “will,” “outlook,” “guidance” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director - Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2020	2019	2020	2019
Net Sales	$725,076	$882,743	$3,245,652	$3,472,739
Cost of sales	516,786	625,392	2,307,916	2,465,116
Gross Profit	208,290	257,351	937,736	1,007,623
Selling, distribution and administrative
expense, including depreciation	161,262	185,376	717,747	742,241
Goodwill & intangible impairment	—	—	131,000	31,594
Operating Income	47,028	71,975	88,989	233,788
Interest expense, net	8,088	10,187	36,535	40,188
Other income, net	(1,139)	(332)	(2,782)	(881)
Income Before Income Taxes	40,079	62,120	55,236	194,481
Income Tax Expense	10,090	22,317	31,194	50,488
Net Income	$29,989	$39,803	$24,042	$143,993
Net Income Per Share - Basic	$0.78	$1.03	$0.62	$3.72
Net Income Per Share - Diluted	$0.77	$1.02	$0.62	$3.68
Average Shares Outstanding - Basic	38,691	38,579	38,658	38,670
Average Shares Outstanding - Diluted	38,988	38,993	38,999	39,160

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

2) On July 1, 2019, the Company adopted ASC 842 – accounting for leases. Adoption of the new standard resulted in the recognition of right-of-use assets and lease liabilities of $83.5 million and $89.8 million, respectively, on July 1, 2019. In addition, the adoption resulted in an adjustment to opening retained earnings of approximately $3.3 million, net of tax, on July 1, 2019.

3) In the quarter ending March 31, 2020, the Company recognized a non-cash goodwill impairment charge of $131.0 million related to the operations of FCX Performance, Inc. (FCX) within the Company's Fluid Power & Flow Control segment.

4) In the year ending June 30, 2020, the Company incurred certain non-routine charges primarily related to its U.S. Service Center Based Distribution segment. Total non-routine charges reduced gross profit by $3.9 million, decreased operating income by $9.0 million, and decreased net income by $5.8 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2020	2019

Assets
Cash and cash equivalents	$268,551	$108,219
Accounts receivable, net	449,998	540,902
Inventories	389,150	447,555
Other current assets	52,070	51,462
Total current assets	1,159,769	1,148,138
Property, net	121,901	124,303
Operating lease assets, net	90,636	—
Intangibles, net	343,215	368,866
Goodwill	540,594	661,991
Other assets	27,436	28,399
Total Assets	$2,283,551	$2,331,697

Liabilities
Accounts payable	$186,270	$237,289
Current portion of long-term debt	78,646	49,036
Other accrued liabilities	161,167	137,469
Total current liabilities	426,083	423,794
Long-term debt	855,143	908,850
Other liabilities	158,783	102,019
Total Liabilities	1,440,009	1,434,663
Shareholders' Equity	843,542	897,034
Total Liabilities and Shareholders' Equity	$2,283,551	$2,331,697

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended June 30,

	2020	2019

Cash Flows from Operating Activities
Net income	$24,042	$143,993
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	21,196	20,236
Amortization of intangibles	41,553	41,883
Goodwill & intangible impairment	131,000	31,594
Amortization of stock appreciation rights and options	2,954	2,437
Gain on sale of property	(1,157)	(459)
Other share-based compensation expense	4,000	4,474
Changes in assets and liabilities, net of acquisitions	73,720	(70,221)
Other, net	(594)	6,664
Net Cash provided by Operating Activities	296,714	180,601
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(37,237)	(37,526)
Property purchases	(20,115)	(18,970)
Proceeds from property sales	1,948	1,003
Other	—	391
Net Cash used in Investing Activities	(55,404)	(55,102)
Cash Flows from Financing Activities
Net repayments under revolving credit facility	—	(19,500)
Long-term debt borrowings	25,000	175,000
Long-term debt repayments	(49,553)	(161,738)
Payment of debt issuance costs	(95)	(775)
Purchases of treasury shares	—	(11,158)
Dividends paid	(48,873)	(47,266)
Acquisition holdback payments	(2,440)	(2,610)
Taxes paid for shares withheld for equity awards	(2,607)	(3,492)
Exercise of stock appreciation rights and options	330	—
Net Cash used in Financing Activities	(78,238)	(71,539)
Effect of Exchange Rate Changes on Cash	(2,740)	109
Increase in cash and cash equivalents	160,332	54,069
Cash and cash equivalents at beginning of Period	108,219	54,150
Cash and Cash Equivalents at End of Period	$268,551	$108,219

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:

	Three Months Ended June 30, 2020
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	40,079	10,090	29,989	0.77	25.2%
Non-routine costs	1,540	388	1,152	0.03	25.2%
Adjusted net income and net income per share	41,619	10,478	31,141	0.80	25.2%

	Year Ended June 30, 2020
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$55,236	$31,194	$24,042	$0.62	56.5%
Goodwill impairment	131,000	12,200	118,800	3.04	9.3%
Non-routine costs	8,992	2,135	6,857	0.18	23.7%
Non-routine tax benefit	—	1,010	(1,010)	(0.03)	N/M
Adjusted net income and net income per share	$195,228	$46,539	$148,689	$3.81	23.8%

	Year Ended June 30, 2019
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$194,481	$50,488	$143,993	$3.68	26.0%
Canadian intangible impairment	31,594	8,485	23,109	0.59	26.9%
Canadian tax valuation allowance	—	(3,785)	3,785	0.10	N/M
Non-routine costs	2,300	598	1,702	0.04	26.0%
Adjusted net income and net income per share	$228,375	$55,786	$172,589	$4.41	24.4%

Continued from previous page
Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2020	2019	2020	2019
Net Cash provided by Operating Activities	$127,090	$103,435	$296,714	$180,601
Property purchases	(3,892)	(7,259)	(20,115)	(18,970)
Free Cash Flow	$123,198	$96,176	$276,599	$161,631

Free cash flow is defined as net cash provided by operating activities less property purchases.